MANAGEMENT AGREEMENT

PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND

PRIVATE ADVISORS ALTERNATIVE STRATEGIES FUND

This Management Agreement is hereby made as of the 5th day of April, 2012 (the “Agreement”) between Private Advisors Alternative Strategies Master Fund, a Delaware statutory trust (the “Master Fund”), Private Advisors Alternative Strategies Fund, a Delaware statutory trust (the “Feeder Fund)” (each, a “Fund” and, together the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (“NYLIM” or the “Manager”).

WITNESSETH:

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end investment management company; and

WHEREAS, the Manager is engaged in rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, each Fund desires to retain the Manager to provide investment advisory and related administrative services to each Fund, and the Manager is willing to provide or procure such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

ARTICLE I. APPOINTMENT

A. Appointment. The Master Fund and the Feeder Fund each hereby appoints NYLIM to act as Manager to Master Fund and the Feeder Fund, respectively, for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to provide the advisory and administrative services herein described, for the compensation herein provided.

ARTICLE II. ADVISORY SERVICES

A. Advisory Duties of Manager. Subject to the supervision of the Board of Trustees of each Fund (each a “Board” and, collectively, the “Boards”) the Manager shall manage all aspects of the advisory operations of each Fund and the composition of the portfolio of each Fund, including the purchase, retention and disposition of securities therein, including, but not limited to pooled investment vehicles, such as private investment funds or hedge funds (collectively, “Hedge Funds”) , in accordance with the investment objectives, policies and restrictions of each Fund, as stated in each Fund’s currently effective registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form N-2 under the 1940 Act and the Securities Act of 1933, as amended (each a “Registration Statement”); in conformity with the Declaration of Trust and By-Laws (each as hereinafter defined) of each Fund; under the instructions and directions of the Trustees of each Fund; and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder, the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), relating to regulated investment companies and all rules and regulations thereunder, and all other applicable federal and state laws and regulations. In connection with the services provided under this Agreement, the Manager will use its best efforts to manage each Fund so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued thereunder. In managing each Fund in accordance with the requirements set out in this section, the Manager will be entitled to receive and act upon advice of counsel for the Fund.

1. Portfolio Management. The Manager will determine the securities and other instruments to be purchased, sold or entered into by each Fund and place orders with broker-dealers, foreign currency dealers, futures commission merchants or others pursuant to the Manager’s determinations and all in accordance with each Fund’s policies as set out in the Registration Statement of each Fund or as adopted by the respective Board and disclosed to the Manager. The Manager will determine what portion of each Fund's portfolio will be invested in securities and other assets and what portion, if any, should be held uninvested in cash or cash equivalents. Each Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to the Manager’s investment advisory clients.

2. Selection of Brokers. Subject to the policies established by, and any direction from, each Fund’s Board, the Manager will be responsible for selecting the brokers or dealers that will execute the purchases and sales for a Fund. The Manager will place orders pursuant to its determination with or through such persons, brokers or dealers (including NYLIFE Securities Inc.) in conformity with the policy with respect to brokerage as set forth in each Fund’s Registration Statement or as the Board may direct from time to time. It is recognized that, in providing the Funds with investment supervision or the placing of orders for portfolio transactions, the Manager will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Manager may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party. It is understood that neither the Funds nor the Manager has adopted a formula for allocation of the Funds’ investment transaction business. It is also understood that it is desirable for the Funds that the Manager have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager or any subadvisor is authorized to place orders for the purchase and sale of securities for the Funds with such certain brokers, subject to review by each Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager or any subadvisor in connection with its services to other clients.

Subject to the foregoing, it is understood that the Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Funds or be in breach of any obligation owing to the Funds under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of a Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, and the rules and interpretations of the SEC thereunder, or as otherwise permitted from time to time by a Fund’s Registration Statement.

On occasions when the Manager deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

3. Delegation of Investment Advisory Services. Subject to the prior approval of a majority of the members of the respective Board, including a majority of the Board who are not “interested persons” and, to the extent required by applicable law, by the shareholders of a Fund, the Manager may, through a subadvisory agreement or other arrangement, delegate to a subadvisor any of the duties enumerated in this Agreement, including the management of all or a portion of the assets being managed. Subject to the prior approval of a majority of the members of the applicable Board, including a majority of the Board who are not “interested persons” and, to the extent required by applicable law, by the shareholders of a Fund, the Manager may adjust such duties, the portion of assets being managed, and the fees to be paid by the Manager; provided, that in each case the Manager will continue to oversee the services provided by such company or employees and any such delegation will not relieve the Manager of any of its obligations under this Agreement.

Each Fund and Manager understand and agree that to the extent applicable, the Manager may manage each Fund in a “manager-of-managers” style with either a single or multiple subadvisors, which contemplates that the Manager will, among other things and pursuant to an order or rule issued by the SEC: (i) continually evaluate the performance of each subadvisor to the Fund, if applicable, through quantitative and qualitative analysis and consultations with such subadvisor; (ii) periodically make recommendations to the Board as to whether the contract with one or more subadvisors should be renewed, modified or terminated; and (iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. Each Fund recognizes that a subadvisor’s services may be terminated or modified pursuant to the “manager-of-managers” process, and that the Manager may appoint a new subadvisor for a subadvisor that is so removed.

B. Other Services and Duties of Manager.

1. General Services. The Manager shall (i) furnish the Funds with office facilities; (ii) be responsible for the financial and accounting records required to be maintained by the Funds (excluding those being maintained by the Funds’ administrator, custodian and transfer agent except as to which the Manager has supervisory functions) and other than those being maintained by the Funds’ subadvisor, if any; and (iii) furnish the Funds with ordinary clerical, bookkeeping and recordkeeping services at such office facilities and such other services as the parties may agree.

2. Instructions to Custodian. The Manager or a Fund service provider shall provide each Fund’s custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

3. Books and Records. The Manager shall keep the Funds’ books and records required to be maintained by it. The Manager agrees that all records which it maintains for the Funds are the property of the Funds, and it will surrender promptly to the Funds any of such records upon the Funds’ request. Moreover, the Manager shall maintain all books and records with respect to the Funds’ securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and any other books and records required to be maintained by it under the 1940 Act and the rules thereunder. The Manager shall render to the applicable Board such periodic and special reports as the Trustees may reasonably request.

4. Management and Compliance Services. The Manager shall (i) implement the Funds’ compliance program, monitor each Fund’s compliance with its investment and tax guidelines and other compliance policies, oversee compliance with the Funds’ Code of Ethics and provide support staff for the Funds’ Chief Compliance Officer to assist in the implementation, maintenance and periodic review of the Funds’ compliance program; (ii) monitor the Funds’ investment performance and make recommendations to the Board regarding Fund investment policies and strategies, as appropriate; (iii) monitor the investment performance, compliance and risk management environment and other relevant information about subadvisors, and provide recommendations to the Board regarding engagement, oversight and replacement of subadvisors; (iv) report to the Board and the Committees on areas of risks relating to the Funds, including, but not limited to portfolio risks (e.g., performance, compliance, counterparty, credit, liquidity and valuation risks) and operational and enterprise risks (e.g., financial, reputational, compliance, litigation, personnel and business continuity risks), as well as more general business risks; (v) periodically assess risk management at the level of the affiliated and unaffiliated service providers to the Funds; (vi) apply for SEC exemptive relief or SEC staff no-action guidance or other assurances on behalf of the Funds, as directed by the Board or as otherwise necessary or appropriate in connection with the Funds’ operations; and (vii) assist with responding to SEC and other relevant governmental examinations of or inquiries relating to the Funds.

5. Corporate Governance. The Manager shall (i) furnish such reports, evaluations, information or analyses and materials to the Board as the Board may request from time to time or as the Manager may deem to be appropriate; (ii) provide the Funds with such officers as may be necessary to carry out the Funds’ operations; and (iii) make recommendations to the Board with respect to Fund policies and carry out such policies as are adopted by the Board.

6. Fund Operations. The Manager shall (i) in coordination with Fund counsel and other Fund service providers, draft and prepare (or coordinate the drafting and preparing of) and arrange for the filing and dissemination of, each Fund’s Registration Statements and other Fund disclosure documents as may be required by federal or state securities laws; (ii) provide or coordinate the provision of legal services to the Funds; (iii) provide services reasonably necessary to implement the Funds’ disclosure controls and procedures with respect to compliance with the Sarbanes-Oxley Act; (iv) prepare materials related to the Funds’ Directors and Officers (“D&O”) Errors and Omissions (“E&O”) insurance and fidelity bond insurance, recommend premium allocations and maintain related records; (v) liaise with facility providers to maintain the Funds’ annual credit facility agreement, as directed by the Board, and provide due diligence documentation regarding the Funds; (vi) provide assistance to the Board in valuing the securities and other instruments held by each Fund, to the extent reasonably required by such valuation policies and procedures as may be adopted by each Fund; (vii) oversee the computation of the net asset value as calculated by service providers of the Funds and reconcile account information and balances among the Funds’ custodian, transfer agent and dividend disbursing agent; (viii) oversee the calculation of the Funds’ net income, dividend rates, money market yields, if applicable, and other investment performance quotations consistent with Board directives and applicable law; (ix) facilitate audits by the Fund’s independent public accountants or by any regulatory body with jurisdiction over the Fund; and (x) provide assistance and resources necessary for conducting shareholder meetings, such as meeting spaces, agendas and other items necessary for such meetings, excluding, however, the preparation and mailing of proxy and information statements and related materials.

7. Valuation. The Manager will provide assistance to the Board in valuing the securities and other instruments, including Hedge Funds, held by each Fund, to the extent reasonably required by such valuation policies and procedures as may be adopted by each Fund.

8. Delegation of Services. In addition to the delegation of investment advisory services provided in Section II.A.3., the Manager may delegates to a fund service provider any or all its services specified in this Agreement, provided that the agreement between the Manager and the fund service provider meets all applicable requirements of the 1940 Act and rules thereunder, as applicable. The Manager will at all times maintain responsibility for providing the services and will supervise any fund service provider.

9. Services Not Exclusive. The Manager’s services to each Fund pursuant to this Agreement are not exclusive and it is understood that the Manager may render investment advice, management and services to other persons (including other investment companies) and engage in other activities, so long as its services under this Agreement are not impaired by such other activities. It is understood and agreed that officers or directors of the Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies. Whenever a Fund and one or more other accounts or investment companies advised by the Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed by the Manager to be equitable to each entity over time. Similarly, opportunities to sell securities will be allocated in a manner believed by the Manager to be equitable to each entity over time. Each Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for a Fund.

ARTICLE III. EXPENSES

A. Expenses Borne by Manager.

1. In connection with the services rendered by the Manager under this Agreement, the Manager will bear all of the following expenses:

(i) The salaries and expenses of all personnel of the Funds and the Manager, except the fees and expenses of Trustees who are not interested persons of the Manager or of the Funds, and the salary (or a portion thereof) of the Funds’ Chief Compliance Officer that the Board approves for payment by the Funds; and

(ii) All expenses incurred by the Manager in connection with managing the investment operations of the Funds other than those assumed by the Funds or administrator of the Funds or other third party under a separate agreement.

The Manager will not be required to pay expenses of any activity which is primarily intended to result in sales of shares if and to the extent that such expenses are required to be borne by a principal underwriter that acts as the distributor of the Funds’ shares pursuant to an underwriting agreement that provides that the underwriter will assume some or all of such expenses. The Manager will pay such sales expenses only to the extent they are not required to be paid by the principal underwriter pursuant to the underwriting agreement or are not permitted to be paid by a Fund (or some other party) pursuant to such a plan.B. Expenses Borne by the Funds.

2. Each Fund assumes and will pay its expenses, including but not limited to those described below:

(i) The fees of any investment adviser or expenses otherwise incurred by a Fund in connection with the management of the investment and reinvestment of the assets of the Fund;

(ii) Brokers’ commissions and any issue or transfer taxes chargeable to a Fund in connection with its securities transactions on behalf of the Fund;

(iii) Litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of a Fund’s business;

(iv) The fees and expenses of Trustees who are not interested persons of the Manager of any investment adviser, and the salary (or a portion thereof) of the Funds’ Chief Compliance Officer that the Board approves for payment by the Funds;

(v) The fees and expenses of the Funds’ custodian which relate to: (a) the custodial function and the recordkeeping connected therewith; (b) the preparation and maintenance of the general required accounting records of the Funds not being maintained by the Manager; (c) the pricing of the Funds’ shares, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Trustees of the Funds; and (d) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Funds’ shares;

(vi) The fees and expenses of the Funds’ transfer and dividend disbursing agent, which may be a custodian or administrator of the Funds, which relate to the maintenance of each shareholder account;

(vii) The fees and expenses relating to any tender offer of the Funds, including any costs to mail such tender offers to shareholders and SEC registration fees in connection thereto;

(viii) The charges and expenses of legal counsel (including an allocable portion of the cost of maintaining an internal legal department (provided pursuant to a separate legal services agreement) and compliance department) and independent accountants for the Funds;

(ix) All taxes and business fees payable by the Funds to federal, state or other governmental agencies;

(x) The fees of any trade association of which the Funds may be a member;

(xi) The cost of share certificates representing the Funds’ shares;

(xii) The cost of fidelity, Trustees and officers and errors and omissions insurance;

(xiii) Allocable communications expenses with respect to investor services and all expenses of shareholders’ and Trustees meetings and of preparing, printing and mailing prospectuses, proxies and other reports to shareholders in the amount necessary for distribution to the shareholders;

(xiv) The fees and expenses involved in registering and maintaining registrations of each Fund and of its shares with the SEC, registering the Fund with a broker or dealer and qualifying its shares under state securities laws, including the preparation and printing of the Fund’s Registration Statements and prospectuses for filing under federal and state securities laws for such purposes; and

(xv) Each Fund hereby agrees to reimburse the Manager for the organization expenses of, and the expenses incurred in connection with, the initial offering of shares of a Fund.

ARTICLE IV. COMPENSATION

A. Compensation. For the services provided and the facilities furnished pursuant to this Agreement, each Fund will pay to the Manager as full compensation therefor a fee at the annual rate for each Fund as set forth in Schedule A. This fee will be computed daily and will be paid to the Manager monthly. This fee will be chargeable only to the applicable Fund, and the other Fund shall not be liable for the fee due and payable hereunder.

The Manager may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse a Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Manager. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Manager at any time. For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

ARTICLE V. ADDITIONAL OBLIGATIONS OF THE TRUST

A. Documents. Each Fund has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

1. Declaration of Trust of each Fund, filed with the Secretary of the State of Delaware (each such Declaration of Trust, as in effect on the date hereof and as amended from time to time, is herein called a “Declaration of Trust”);

2. By-Laws of each Fund, as amended from time to time (each such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

3. Certified Resolutions of the Trustees of each Fund authorizing the appointment of the Manager and approving the form of this Agreement;

4. The Registration Statement , as filed with the SEC, relating to each Fund and the Fund’s shares and all amendments thereto; and

5. Notification of Registration of each Fund under the 1940 Act on Form N-8A as filed with the SEC and all amendments thereto.

B. Fund Materials. During the term of this Agreement, each Fund agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the applicable Fund or to the public, which refer to the Manager in any way, prior to use thereof and, not to use such material if the Manager reasonably objects in writing within five (5) business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, each Fund, as applicable, will continue to furnish to the Manager copies of any of the above-mentioned materials that refer in any way to the Manager. Each Fund shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Fund as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

ARTICLE VI. LIMITATION OF LIABILITY

A. Limitation of Liability of Manager. As an inducement to the Manager undertaking to provide services to each Fund pursuant to this Agreement, each Fund agrees that the Manager will not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the applicable Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement will be deemed to protect or purport to protect the Manager against any liability to a Fund or its shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. The rights of exculpation provided under this Section VI.A are not to be construed so as to provide for exculpation of any person described in this Section VI.A for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Section VI.A to the maximum extent permitted by applicable law.

B. Limitation of the Company and the Shareholders. It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of a Fund shall be personally liable hereunder. All persons dealing with a Fund must look solely to the property of that Fund for the enforcement of any claims against the Fund, as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund. No Fund shall be liable for any claims against the other Fund.

ARTICLE VII. MISCELLANEOUS

A. Manager Personnel. The Manager shall authorize and permit any of its directors, officers and employees who may be elected or appointed as Trustees or officers of a Fund to serve in the capacities in which they are elected or appointed. Services to be furnished by the Manager under this Agreement may be furnished through the medium of any of such directors, officers or employees. The Manager shall make its directors, officers and employees available to attend Board meetings as may be reasonably requested by the Board from time to time. The Manager shall prepare and provide such reports on the Funds and their operations as may be reasonably requested by the Board from time to time. The Manager shall implement Board-approved proxy voting policies and procedures, and shall respond to corporate actions taken by issuers of the Fund’s portfolio holdings consistent with its fiduciary duty to the Funds.

B. Duration and Termination. This Agreement shall continue in effect with respect to each Fund for a period of more than two (2) years from the date hereof following shareholder approval of the applicable Fund, as necessary, and thereafter only so long as such continuance is specifically approved at least annually with respect to a Fund in conformity with the requirements of the 1940 Act and the rules thereunder and any applicable SEC or SEC staff guidance or interpretation. This Agreement shall continue in effect with respect to a Fund for a period of more than one (1) year from the date hereof in circumstances when shareholder approval is not required, and thereafter only so long as such continuance is specifically approved at least annually with respect to a Fund in conformity with the requirements of the 1940 Act and the rules thereunder and any applicable SEC or SEC staff guidance or interpretation. However, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Trustees of the applicable Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable Fund, or by the Manager at any time, without the payment of any penalty, on not more than sixty (60) days’ nor less than thirty (30) days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

C. Independent Contractor. Except as otherwise provided herein or authorized by the Board from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds.

D. Amendment. This Agreement may be amended in writing by mutual consent, but the consent of the Funds, if required, must be obtained in conformity with the requirements of the 1940 Act and the rules thereunder.

E. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at NYLIM Center, 169 Lackawanna Avenue, Parsippany, New Jersey 07054, Attention: Secretary; or (2) to the Funds at 51 Madison Avenue, New York, New York 10010, Attention: President.

F. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

G. Use of Name. Each Fund may use any name including the word MainStay, Private Advisors or any derivative thereof for so long as this Agreement or any other agreement between the Manager or any other affiliate of New York Life Insurance Company and the Fund or any extension, renewal or amendment thereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager’s business as investment adviser and/or administrator. At such time as such an agreement shall no longer be in effect, each Fund will (to the extent that it lawfully can) cease to use such name or any other name indicating that it is advised by or otherwise connected with the Manager or any organization that shall have so succeeded to its respective business.

H. Captions and Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

I. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

J. Interpretation of Law. As used in this Agreement, terms shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first written above. This Agreement may be signed in counterparts.

PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND

Attest:	/s/ Kevin M. Bopp	By:	/s/ Stephen P. Fisher
Name:	Kevin M. Bopp	Name:	Stephen P. Fisher
Title:	Assistant Secretary	Title:	President

PRIVATE ADVISORS ALTERNATIVE STRATEGIES FUND

Attest:	/s/ Kevin M. Bopp	By:	/s/ Stephen P. Fisher
Name:	Kevin M. Bopp	Name:	Stephen P. Fisher
Title:	Assistant Secretary	Title:	President

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Kevin M. Bopp	By:	/s/ Stephen P. Fisher
Name:	Kevin M. Bopp	Name:	Stephen P. Fisher
Title:	Director and Associate General Counsel	Title:	Senior Managing Director

SCHEDULE A

(As of April 5, 2012)

For all services rendered by the Manager hereunder, each Fund shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual fee equal to the following:

FUND	ANNUAL RATE
Private Advisors Alternative Strategies Master Fund	1.100 % on all assets
Private Advisors Alternative Strategies Fund	1.100 % on all assets